UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

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☒	Soliciting Material Under Rule 14a-12

OM GROUP, INC.
(Name of Registrant as Specified in Its Charter)

FRONTFOUR CAPITAL GROUP LLC
FRONTFOUR MASTER FUND, LTD.
FRONTFOUR OPPORTUNITY FUND LTD.
FRONTFOUR CAPITAL CORP.
STEPHEN E. LOUKAS
DAVID A. LORBER
ZACHARY R. GEORGE
THOMAS R. MIKLICH
ALLEN A. SPIZZO
 (Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

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FrontFour Capital Group LLC, together with the other participants named herein (collectively, “FrontFour”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2015 annual meeting of stockholders (the “Annual Meeting”) of OM Group, Inc.  FrontFour has not yet filed a preliminary proxy statement with the SEC with regard to the Annual Meeting.

On January 28, 2015, FrontFour issued the following press release:

FRONTFOUR NOMINATES THREE HIGHLY-QUALIFIED DIRECTOR CANDIDATES FOR OM GROUP’S BOARD

States FrontFour’s Publicly Outlined Strategic Initiatives Can Deliver 120% Upside if Properly Executed

Reveals a Slate of Highly-Qualified, Independent Candidates to Revitalize and Improve OM Group’s Board

January 28, 2015 – Greenwich, CT /PRNewswire/ -- FrontFour Capital Group LLC, together with its affiliates (“FrontFour”), one of the largest shareholders of OM Group, Inc. (“OM Group” or the “Company”) (NYSE: OMG) with ownership of approximately 5.7% of OM Group’s outstanding shares of common stock, today announced it has delivered a formal nomination of three highly-qualified director candidates, David A. Lorber, Thomas R. Miklich and Allen A. Spizzo, for election to the board of directors of OM Group at the upcoming 2015 annual meeting of the Company’s shareholders.

David A. Lorber, managing member and principal owner of FrontFour, stated “We have clearly and publicly stated our serious concerns with OM Group’s performance and have outlined a clear path to value creation through a combination of a cost-cutting opportunity of at least $50 million, the release of $30 million in working capital and a $250 million stock buyback.  By our estimate, the successful implementation of these initiatives should result in OM Group’s shares trading at approximately $60 per share, which represents upside of nearly 120%.  However, the Board must be reconstituted in order to execute on these initiatives and drive accountability,” continued Mr. Lorber.

“In our view, OM Group has strong underlying businesses and there is a great opportunity to unlock value for the benefit of all shareholders. We are therefore taking action to ensure that shareholders’ interests are directly represented.  With improved Board oversight, OM Group will be well-positioned to execute on its expanding market opportunities, product offerings and to deliver improved margins and cash flows to its shareholders,” concluded Mr. Lorber.

FrontFour is confident that its nominees will provide the Board of Directors of OM Group with the necessary experience, commitment and ownership alignment to attract broad based investor support, and that once elected, these new directors will work diligently to complete the strategic initiatives that are required at OM Group.  FrontFour is open to continuing its discussions with the Board regarding its composition and corporate strategy, and remains amenable to reaching a mutually agreeable resolution to reconstitute the Board in a manner that is in the best interests of all shareholders.  FrontFour’s Nominees are:

David A. Lorber -- a Co-Founder of FrontFour Capital Group LLC, an investment adviser, and has served as a Portfolio Manager since January 2007.  He is also a Co-Founder of FrontFour Capital Corp., an investment adviser, and has been a Principal since January 2011.  Previously, Mr. Lorber was a Senior Investment Analyst at Pirate Capital LLC, a hedge fund, from 2003 to 2006.  He was an Analyst at Vantis Capital Management LLC, a money management firm and hedge fund, from 2001 to 2003 and an Associate at Cushman & Wakefield, Inc., a global real estate firm, from 2000 to 2001.  Mr. Lorber has served as a director of Ferro Corporation (NYSE:FOE), a leading producer of specialty materials and chemicals for manufacturers, since May 2013, where he is also a member of its Governance & Nomination Committee. From April 2006 until December 2014, Mr. Lorber served as a director of GenCorp Inc. (NYSE:GY), a technology-based manufacturer of aerospace and defense products and systems with a real estate segment. He also previously served as a director of Huntingdon Capital Corp., a real estate company, from January 2010 to May 2013 and was a Trustee for IAT Air Cargo Facilities Income Fund, a real estate company, from January 2009 to December 2009.  He also served as a director of Fisher Communications Inc. (formerly NASDAQ:FSCI), an integrated media company, from April 2009 to March 2012.

Thomas R. Miklich -- a director of Quality Distribution, Inc. (NASDAQ:QLTY), the operator of the largest chemical bulk logistics network in North America, since May 2005. He has also served as a director of Noranda Aluminum Holding Corporation (NYSE:NOR), a leading integrated producer of value-added primary aluminum and high-quality rolled aluminum coils, since January 2008. Previously, Mr. Miklich served as Vice President and Chief Financial Officer from July 2010 to April 2012 and as Senior Advisor to the Chief Executive Officer until his retirement in July 2012, of Ferro Corporation (NYSE:FOE), a leading producer of specialty materials and chemicals for manufacturers. He also served as a director of OMG from 1998 to 2002 and as its Chief Financial Officer from 2002 until his retirement in 2004. Prior to that, he was the Chief Financial Officer and General Counsel of Invacare Corporation (NYSE:IVC), a manufacturer and distributor of non-acute medical equipment, from 1993 to 2002. He also served as Chief Financial Officer of The Sherwin-Williams Company (NYSE:SHW) from 1986 to 1993 Mr. Miklich also served as a director of United Agri Products, a leader in the supply of agriculture crop-inputs, from 2004 until its sale in 2007, and Titan Technology Partners, a privately held IT consulting firm, from 2004 until 2007, where he also served as its Chief Financial Officer from 2005 until 2007. Mr. Miklich is a CPA (inactive) and an attorney (inactive).

Allen A. Spizzo -- a business and management consultant focused on the chemicals, materials, biotechnology and pharmaceutical industries, since November 2008, and he also serves as an investment adviser and asset management trustee.  He served as Vice President and Chief Financial Officer of Hercules Incorporated (formerly NYSE:HPC) (“Hercules”), a former S&P 500 specialty chemicals company, from March 2004 until the company was sold to Ashland Inc. in November 2008.   He served as Vice President, Corporate Affairs, Strategic Planning and Corporate Development of Hercules from July 2002 to March 2004.  He served as Vice President, Investor Relations and Strategic Planning of Hercules from 2000 to July 2002.  Prior to that, he served in other capacities with Hercules since 1979.  Mr. Spizzo received a BS in Chemical Engineering from North Carolina State University and an MBA from University of Akron.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

FrontFour Capital Group LLC (“FrontFour Capital”), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of director nominees at the 2015 annual meeting of stockholders of OM Group, Inc., a Delaware corporation (the “Company”).

FRONTFOUR CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The Participants in the proxy solicitation are anticipated to be FrontFour Capital, FrontFour Master Fund, Ltd. (“FrontFour Master”), FrontFour Opportunity Fund Ltd. (the “Canadian Fund”), FrontFour Capital Corp., Stephen E. Loukas, David A. Lorber, Zachary R. George, Thomas R. Miklich and Allen A. Spizzo (collectively, the “Participants”).

As of the date hereof, the Participants may be deemed to collectively beneficially own an aggregate of 1,756,106 shares of Common Stock of the Company, consisting of 1,066,546 shares beneficially owned directly by FrontFour Master, including 94,100 shares of Common Stock underlying certain call options exercisable within 60 days of the date hereof, 93,535 shares beneficially owned directly by the Canadian Fund, including 8,300 shares of Common Stock underlying certain call options exercisable within 60 days of the date hereof, and 596,025 shares beneficially owned directly by accounts managed by FrontFour Capital, including 52,600 shares of Common Stock underlying certain call options exercisable within 60 days of the date hereof.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants may be deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other Participants.  Each of the Participants disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

About FrontFour Capital:

FrontFour Capital is an investment adviser with offices in Greenwich, CT and Toronto, ON.  FrontFour focuses on value-oriented investments in North American companies.

CONTACT

Investor Contact:

David A. Lorber
FrontFour Capital Group LLC
35 Mason Street, 4th Floor
Greenwich, CT 06830
203-274-9050